BLUCORA, INC. 8-K

Exhibit 3.1

CERTIFICATE OF AMENDMENT NO. 3

TO THE RESTATED CERTIFICATE OF INCORPORATION OF

BLUCORA, INC.

Blucora, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:

1.       Article 1 of the Corporation’s Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety as follows:

ARTICLE 1. NAME

The name of the corporation is Avantax, Inc.

2.       The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3.       This Certificate of Amendment shall become effective at 12:01 a.m. Eastern Time on January 26, 2023.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 23rd day of January, 2023.

BLUCORA, INC.

By:	/s/ Christopher Walters
Name:	Christopher Walters
Title:	President and Chief Executive Officer